CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 25 to the Registration Statement on Form N-1A of Fidelity Union Street Trust II: Fidelity Municipal Money Market Fund, Spartan Arizona Municipal Money Market Fund, and Spartan Municipal Money Fund of our reports dated October 5, 2001 on the financial statements and financial highlights included in the August 31, 2001 Annual Reports to Shareholders of Fidelity Municipal Money Market Fund, Spartan Arizona Municipal Money Market Fund, and Spartan Municipal Money Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
October 16, 2001